UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 18, 2013

Commission File Number: 001-34502

SkyPeople Fruit Juice, Inc.
(Exact name of small business issuer as specified in its charter)

Florida SState or other jurisdiction of incorporation or organization)	98-0222013 (IRS Employer Identification No.)

16F, China Development Bank Tower, No. 2, Gaoxin 1st Road, Xi'an, China 710075
(Address of principal executive offices)

86-29-88377216
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 18, 2013, SkyPeople Juice Group Co., Ltd., a company organized under the laws of the People's Republic of China and a 99.78% indirectly owned subsidiary of SkyPeople Fruit Juice, Inc. (the "Company"), entered into a loan agreement (the "Agreement"; and the transactions contemplated by the Agreement, the "Loan Transaction") with SkyPeople International Holdings Group Limited (the "Lender"). The Lender indirectly holds 50.2% interest in the Company. Mr. Yongke Xue ("Y. K. Xue"), the Chairman of the board of directors of the Company (the "Board"), and Mr. Hongke Xue, the newly elected Chief Executive Officer of the Company and director of the Board, indirectly and beneficially own 80.0% and 9.4% of equity interest in the Lender, respectively. The Loan Transaction was unanimously approved by the independent directors of the Board. See Item 5.02 below for more details of Y. K. Xue's resignation as the Chief Executive Officer, Xiaoqin Yan's resignation as a director of the Board and Hongke Xue's appointment as their respective successor.

Pursuant to the Agreement, the Lender agrees to extend to the Company a one-year unsecured term loan with a principal amount of US$8.0 million at an interest rate of 6% per annum. The loan will be used to develop sales network and channels for the Company's Hedatang-branded fruit juice beverages in certain emerging markets in China.

The foregoing description of the Agreement is not, and does not purport to be, complete and is qualified in its entirety by the full text of the Agreement. A copy of the English translation of the Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 18, 2013, Y. K. Xue, the Chief Executive Officer and Chairman of the Board of the Company, resigned from his position as the Chief Executive Officer of the Company. His decision to resign was not a result of any disagreement with the Company or its management on any matter relating to the Company's operations, policies or practices. After his resignation as the Company's Chief Executive Officer, Y. K. Xue will remain as the Company's chairman of the Board.

On February 18, 2013, Ms. Xiaoqin Yan, a director of the Board, resigned from her position as a director of the Board of the Company. Her decision to resign was not a result of any disagreement with the Company or its management on any matter relating to the Company's operations, policies or practices.

On February 18, 2013, the Board appointed Hongke Xue ("H. K. Xue") to serve as a director of the Board and the Chief Executive Officer of the Company, effective immediately, to fill the vacancies created by the resignations of Mr. Y. K. Xue and Ms. Xiaoqin Yan, respectively, until such time as a successor is duly elected and qualified or until his earlier resignation or removal.

Mr. Xue Hongke, age 40, is a brother of Mr. Xue Yongke, and has been serving as the chairman of the Board of Directors and the Chief Executive Officer of SkyPeople Juice Group Co., Ltd., a 99.78% indirectly owned operating subsidiary of the Company ("SkyPeople (China)"), since 2003. The Company is a holding company and conducts its business substantially through SkyPeople (China) and its subsidiaries and branch officers in China. Prior to that, Mr. H. K. Xue served as the Chief Executive Officer of Tangshan Fengyuan Metal Products, a sino-foreign joint venture, from March 2002 to March 2003. Prior to that, he served as the general manager of Baoji Industrial Products Co., Ltd., a wholly foreign owned enterprise, from April 2001 to March 2002, and deputy general manager of Shaanxi DePu Industry and Trade Co., Ltd. from October 1997 to April 2001. H. K. Xue received a bachelor degree in business management from Lanzhou University of Finance and Economics in July 1995. H. K. Xue's experience in management and corporate development and his experience with fruit juice industry, the development and sale of products will enable him to provide effective leadership to continue to grow the Company's business.

Other than the family relationship between Y. K. Xue and H. K. Xue, there is no family relationship between the Company's directors and officers.

Mr. H. K. Xue, in his position as the Chief Executive Officer of the Company, will be compensated with a base salary of RMB200,000 per annum payable in cash on a monthly basis and may be eligible for a performance cash bonus up to RMB30,000 at the discretion of the Compensation Committee of the Board.

Other than the compensation disclosed above, Mr. H. K. Xue has not had any transactions with the Company during the past fiscal year through the present that would require disclosure pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. H. K. Xue and any third party pursuant to which he was selected as a director.

Item 8.01 Other Events.

It has been approved by the Board that the director annual fees for each of the paid directors of the Company has been increased by 10% effective January 1, 2013. Each of Messrs. Norman Ko and John Smagula will be compensated with an annual fee of US$39,600, and each of Messrs Tao Wang, Baosheng Lu, and Guolin Wang will be compensated with an annual fee of RMB55,000, each payable in cash on a quarterly basis for their respective services as directors and members of board committees. Mr. Y. K. Xue agrees to receive no compensation as the Chairman of the Board.

On February 19, 2013, the Company issued a press release with respect to the Loan Transaction. A copy of the press release is attached hereto as Exhibit 99.1.

On February 19, 2013, the Company issued a press release with respect to resignation and appointment of directors and officers. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SkyPeople Fruit Juice, Inc.
Date:   February 19, 2013
By:	/s/ Xin Ma

Name: Xin Ma
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	A copy of the English translation of the Loan Agreement dated February 18, 2013
99.1	A copy of the press release issued by the Company regarding the Loan Transaction dated February 19, 2013
99.2	A copy of the press release issued by the Company regarding the resignation and appointment of directors and officers dated February 19, 2013